EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2011 First Quarter Financial Results

ELGIN, Ill., May 5, 2011 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers, today announced results for the first quarter of fiscal year 2011, which ended March 26, 2011.

First quarter highlights include:

  Sales increased 20%, to $28.7 million, compared to $24.0 million in the first quarter of fiscal 2010.

  Average sales per working day was approximately $480,000, compared to $400,000 in the first quarter of fiscal 2010 and compared to $475,000 in the fourth quarter of fiscal 2010.

  Same-branch sales increased 17%, measured for the 62 branches that were in operation throughout both the first fiscal quarters of 2011 and 2010.

  EPS (basic and diluted) was $0.02 compared to $0.06 in the first quarter of fiscal 2010. The weighted average shares outstanding (basic) in the first quarter of fiscal 2011 was 14.2 million compared to 10.7 million in the first fiscal quarter of 2010. The increase in shares was due to our June 2010 offering.

This quarter we are pleased to initiate segment reporting.

  Our Environmental Services (ES) segment includes parts cleaning, containerized waste, and vacuum services. During the first quarter, ES sales increased $3.3 million, or 15%, and ES profit before corporate SG&A increased $0.3 million, or 5%, compared to the first quarter of 2010.

  Our Oil Business (OB) segment includes used oil collection and sales, and in the future will include the results of our re-refining activity. During the first quarter, OB sales increased $1.4 million, or 112%, reflecting our efforts to expand our used oil collection services and also as a result of higher oil prices. During the first quarter, our OB loss before corporate SG&A was $0.8 million, a change of $0.5 million compared to a loss the first quarter of 2010 of $0.3 million.

Mr. Joseph Chalhoub, President and Chief Executive Officer of Heritage-Crystal Clean, Inc. commented, "We are pleased with our first quarter, as we delivered results better than our plans despite the rise in the cost of our services mainly due to higher crude oil cost. Sales of Environmental Services continued to show strength, growing by 15% compared to the first quarter a year ago."

Chalhoub added: "We continue to ramp up our used oil collection services in preparation for the start-up of the used oil re-refinery; our 66 branches provide our company an extensive base to build our oil collection network. Construction of the re-refinery continues ahead of schedule, and we expect production of intermediate products in the third quarter of this year and lube oil near the end of the year."

Mr. Greg Ray, Chief Financial Officer and Vice President of Business Management, stated, "During the first quarter we experienced good volume increases in all of our lines of business, as our branch network continued to grow and add new accounts. Notwithstanding the improved revenue, our profit margin was less than a year ago, primarily because the expansion of our used oil collection services, as expected, resulted in higher losses from the Oil Business segment. Also, escalating costs for fuel and solvent had a negative impact on our margins, although this impact was partially mitigated by improved inventory valuations. The previously-announced Warrior Group acquisition made during the first quarter added revenue for our Oil Business, and the integration of the acquired employees and customers has been proceeding as planned."

Ray added, "During the first quarter, we increased our bank credit facility to $40 million, comprised of a $20 million Term A Loan and a $20 million revolving credit facility. At the end of the first quarter we had not yet drawn on this facility and we had approximately $11 million of cash on hand."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiary.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to complete our used oil re-refinery as anticipated; the used oil re-refinery does not perform as anticipated; we are unable to generate sufficient funds to build and support our used oil re-refinery; we do not realize the anticipated benefits from our acquisition of the Warrior Group; our ability to comply with the extensive environmental, health and safety and employment laws and regulations that our Company is subject to; changes in environmental laws that affect our business model; competition; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our dependency on key employees; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; dependency of suppliers; economic conditions including the recent recession and financial crisis, and downturns in the business cycles of automotive repair shops, industrial manufacturing business and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 4, 2011 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and automotive service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection, and vacuum truck services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 66 branches serving over 44,000 customer locations.

The Heritage-Crystal Clean, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4974

Conference Call

The Company will host a conference call on Friday May 6, 2011 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	March 26, 2011	January 1, 2011
ASSETS

Current Assets:
Cash and cash equivalents	$10,790	$21,757
Accounts receivable - net	14,888	13,478
Income tax receivables	450	27
Inventory - net	13,552	11,647
Deferred income taxes	898	731
Other current assets	2,105	2,154
Total Current Assets	42,683	49,794
Property, plant and equipment - net	48,977	37,051
Goodwill	1,024	—
Software and intangible assets - net	3,582	2,727
Total Assets	$96,266	$89,572

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current maturities of long-term debt	$668	$ —
Accounts payable	12,673	10,058
Accrued salaries, wages, and benefits	1,977	2,242
Taxes payable	1,291	913
Other accrued expenses	1,241	1,139
Total Current Liabilities	17,850	14,352
Long-term debt, less current maturities	1,719	—
Deferred income taxes	1,703	1,676
Total Liabilities	21,272	16,028

Commitments and contingencies

STOCKHOLDERS' EQUITY:

Common stock - 18,000,000 shares authorized at $0.01 par value,
14,290,188 and 14,220,321 shares issued and outstanding at March 26, 2011 and January 1, 2011, respectively	143	142
Additional paid-in capital	70,643	69,532
Retained earnings	4,208	3,870
Total Stockholders' Equity	74,994	73,544
Total Liabilities and Stockholders' Equity	$96,266	$89,572

Heritage-Crystal Clean, Inc.
Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	First Quarter Ended,
	March 26, 2011	March 27, 2010

Sales	$28,739	$24,005
Operating expenses –
Operating costs	22,512	17,618
Selling, general and administrative expenses	4,541	4,218
Depreciation and amortization	1,110	1,029
Operating income	576	1,140
Interest expense - net	4	—
Income before income taxes	572	1,140
Provision for income taxes	234	478
Net income	$338	$662

Net income per share: basic	$0.02	$0.06
Net income per share: diluted	$0.02	$0.06

Number of weighted average shares outstanding: basic	14,249	10,713
Number of weighted average shares outstanding: diluted	14,369	10,793

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(In Thousands)
(Unaudited)

	First Quarter Ended,
	March 26, 2011
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Sales	$26,112	$2,627	$ —	$28,739
Operating expenses –
Operating costs	19,146	3,366	—	22,512
Depreciation and amortization*	935	38	—	973
Profit (loss) before corporate selling, general and administrative expenses	$6,031	$ (777)		5,254
Selling, general and administrative expenses†	—	—	4,678	4,678
Operating income				576
Interest expense - net	—	—	4	4
Income before income taxes				572
Provision for income taxes	—	—	234	234
Net income				$338

Assets	$27,763	$26,506	$41,997	$96,266

	First Quarter Ended,
	March 27, 2010
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Sales	$22,764	$1,241	$ —	$24,005
Operating expenses –
Operating costs	16,122	1,496	—	17,618
Depreciation and amortization*	875	8	—	883
Profit (loss) before corporate selling, general and administrative expenses	$5,767	$(263)		5,504
Selling, general and administrative expenses†	—	—	4,364	4,364
Operating income				1,140
Interest expense - net	—	—	—	—
Income before income taxes				1,141
Provision for income taxes	—	—	478	478
Net income				$662

Assets	$24,944	$1,960	$62,668	$89,572

*Includes depreciation and amortization related to operating activity but not depreciation and amortization related to corporate selling, general and administrative activity.
†Includes depreciation and amortization related to corporate selling, general and administrative activity.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Unaudited)

	First Quarter Ended,
	(Dollars in thousands)
	March 26, 2011	March 27, 2010

Net income	$338	$662

Interest expense – net	4	—

Provision for income taxes	234	478

Depreciation and amortization	1,110	1,029

EBITDA(a)	$1,686	$2,169

(a) EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

∙ EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

∙ EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

∙ EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

∙ Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

∙ We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.
CONTACT: Greg Ray, Chief Financial Officer and VP Business Management
         (847) 836-5670